CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

Trim Holding Group

(formerly TNT Designs, Inc.)

We have issued or report dated December 30, 2009 with respect to the financial statements contained in the Registration Statement on Form S-1 (File No. 333-xxxxx) of Trim Holding Group (formerly TNT Designs, Inc). We consent to the use of the aforementioned report in the Registration Statement on Form S-1 (File No. 333-xxxxx), and to the use of our name as it appears under the caption “Experts”.

/s/UHY LLP

Southfield, Michigan

December 30, 2009